Exhibit 10.2

FBEC WORLDWIDE INC.

EMPLOYMENT AGREEMENT

This Agreement is dated this 25th day of August, 2015 by and between Adam Heimann (“Heimann”), and FBEC Worldwide Inc. ("FBEC"), a Wyoming Corporation, located at 1621 Central Avenue, Cheyenne, WA 82001; and is hereinafter referred to as the (“Company”).

RECITALS

A. Whereas; FBEC desires to enter into an Employment Agreement (“Agreement)” with Heimann to serve as its Chief Operating Officer (“COO”) and a Member of the Board of Directors.

B. Whereas: FBEC's Board of Directors held a meeting of on August 20, 2015 at which time the Board unanimously voted to appoint Heimann to become a member of the Board of Directors and Chief Operating Officer (COO) a Corporate Officer of the Company responsible for managing the operations of the Company, reporting directly to CEO & Chairman, Robert Sand.

C. Whereas; Robert Sand, will work with the COO to create, give guidance, and approve the overall direction, goals and strategies of the Company to be implemented by the COO.

D. Whereas; FBEC and Heimann have reviewed this Agreement and any documents delivered pursuant hereto and have taken such additional steps and reviewed such additional documents and information as deemed necessary to make an informed decision to enter into this Agreement.

E. Whereas; Each of the parties hereto desires to make certain representations, warranties and agreements in connection herewith and also to describe certain conditions hereto in the Agreement.

Now therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

AGREEMENT

Job Title and Term of Agreement:

1. Job Title: Chief Operating Officer and a Member of the Board of Directors of FBEC World Wide Inc.

2. Term: The term of this Agreement is for a minimum of one year and the Board of Directors has the option to appoint Heimann for another annual term, in addition to revised considerations and conditions.

Compensation, Bonuses, & Benefits:

a. Annual Salary: Heimann will receive an Annual Salary of $36,000. This amount will be paid in 12 equal monthly installments of $3,000.

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b. Stock Signing Bonus: Heimann will receive a signing bonus of Fifty Million (50,000,000) restricted shares of the common stock of FBEC Worldwide Inc.

4. Confidentiality:

The provisions of this Agreement are confidential and private and are not to be disclosed to outside parties (except on a reasonable need to know basis only) without the express, advance consent of all parties hereto or by order of a court of competent jurisdiction. Heimann agrees and acknowledges that during the course of this Agreement in the performance of his duties and responsibilities that he will come into possession or knowledge of information of a confidential nature and/or proprietary information of FBEC. Such confidential and/or proprietary information includes, but is not limited to the following of FBEC: its agents, contractors, employees and all affiliates; corporate and/or financial information and records of FBEC or any client, customer or associate of FBEC; information regarding others under contract, or in contact with, FBEC; customer information; client information; shareholder information; business contacts, investor leads and contacts; employee information; documents regarding FBEC’s website and any FBEC product, including intellectual property.

Heimann represents and warrants to FBEC that he will not divulge confidential, proprietary information of FBEC to anyone or anything without the advance, express consent of FBEC, and further will not use any proprietary information of FBEC for his or anyone else's gain or advantage during and after the term of this Agreement.

5. Further Representations and Warranties:

Heimann acknowledges that this is an employment position and represents that he will perform his duties and functions herein in a timely, competent and professional manner. Heimann represents and warrants that he will be fair in his dealing with FBEC and will not knowingly do anything against the interests of FBEC.

6. Survival of Warranties and Representations:

The parties hereto agree that all warranties and representations of the parties survive the closing of this transaction.

7. Termination:

This agreement is expressly not “at will.” It can be terminated by FBEC only for cause, after reasonable notice and opportunity to correct any alleged deficiencies. Heimann may request a hearing of the full Board of Directors to defend himself against any attempt of FBEC to terminate this Agreement. Any final determination of termination must be made by majority vote of the FBEC Board of Directors (after such a hearing, if requested). Heimann must give at least 30-day’s notice if he intends to resign.

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MISCELLANEOUS PROVISIONS

1. Expenses: Each party shall bear its respective costs, fees and expenses associated with the entering into or carrying out its obligations under this Agreement.

2. Notices: All notices required or permitted hereunder shall be in writing and shall be deemed given and received when delivered in person or sent by confirmed facsimile, or ten (10) business days after being deposited in the United States mail, postage prepaid, return receipt requested, addressed to the applicable party as the address as follows:

Company:	FBEC Worldwide, Inc.
1621 Central Avenue
Cheyenne, WY 82001
Attention: Robert Sand
714-330-3798

Employee:	Adam Heimann
1522 San Ignacio ave unit 3
Coral Gables, FL 33143

3. Breach: In the event of a breach of this Agreement, ten (10) days written notice (from the date of receipt of the notice) shall be given. Upon notice so given, if the breach is not so corrected, the non-breaching party may take appropriate legal action per the terms of this Agreement.

4. Assignment: This Agreement is assignable only with the written permission of FBEC and Heimann.

5. Amendment: This Agreement is the full and complete, integrated agreement of the parties, merging and superseding all previous written and/or oral agreements and representations between and among the parties, and is amendable in writing upon the agreement of all concerned parties. All attachments hereto, if any, are deemed to be a part hereof.

6. Interpretation: This Agreement shall be interpreted as if jointly drafted by the parties. It shall be governed by the laws of the State of Wyoming applicable to contracts made to be performed entirely therein.

7. Enforcement: If the parties cannot settle a dispute between them in a timely fashion, either party may file for arbitration within Miami, FL. Arbitration shall be governed by the rules of the American Arbitration Association. The arbitrator(s) may award reasonable attorney’s fees and costs to the prevailing party. Either party may apply for injunctive relief or enforcement of an arbitration decision in a court of competent jurisdiction within Miami, FL.

8. Counterparts: This Agreement may be executed in counterparts each of which shall be deemed an original and all of which together shall constitute one and the same agreement. Facsimile signatures shall be considered as valid and binding as original signatures.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first written above.

FBEC WORLDWIDE, INC.

/s/ Robert S. Sand

ROBERT SAND – CHAIRMAN & CEO

/s/ Adam Heimann

Adam Heimann

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